1875 Lawrence Street, Suite 300 Denver, Colorado 80202-1805 MAIN (800) 955-9988 FAX (415) 421-2019

April 15, 2020

Board of Trustees

SCM Trust

1875 Lawrence Street, Suite 300

Denver, Colorado 80202-1805

Re:	Certain Expense Limits

Gentlemen:

CCM Partners, LP d/b/a Shelton Capital Management (“SCM”), as the investment adviser to the various series funds (each a “Fund”, and collectively the “Funds”) of SCM Trust, hereby agrees to the expense limitations stated in the chart below with respect to the Funds. This letter amends and restates the previous letter dated April 30, 2018.

SCM agrees to reimburse expenses incurred by the Funds to the extent that total annual operating expenses (excluding certain compliance costs, extraordinary expenses such as litigation or merger and reorganization expenses, for example) exceed the percentage indicated in respect of each Fund.

Name of Fund	Class	Expense Undertaking by Shelton Capital Management through May 1, 2019
Shelton BDC Income Fund (1)	Institutional	1.25%
	Investor	1.50%
Shelton Real Estate Income Fund (2)	Institutional	1.17%
	Investor	1.42%
Shelton Tactical Credit Fund	Institutional	1.42%
	Investor	1.67%
Shelton International Select Equity Fund	Institutional	0.99%
	Investor	1.24%

(1)	Excluding “Acquired Fund Fees and Expenses” which are the indirect costs of investing in other investment companies.
(2)	Excluding Acquired Fund Fees and Expenses

This agreement may only be terminated or modified in respect of each Fund with the approval of the Board of Trustees. SCM may be reimbursed for any foregone advisory fees or unreimbursed expenses within three fiscal years following a particular reduction or expense, but only to the extent the reimbursement does not cause the Fund to exceed applicable expense limits, and the effect of the reimbursement is measured after all ordinary operating expenses are calculated. Any such reimbursement is subject to the review and approval of the Board of Trustees.

If you have any questions, please do not hesitate to contact me at 415-625-4900.

Very truly yours,

Steve Rogers
Chief Executive Officer
Shelton Capital Management

Agreed and Acknowledged:

Name	Date

Cc:	Peter H. Schwartz, Davis Graham & Stubbs LLP, Counsel to Shelton Funds

Greg Pusch, General Counsel & CCO